As filed with the Securities and Exchange Commission on May 1, 2003

                                                              File No. 333-87218
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         PHL VARIABLE INSURANCE COMPANY
                         ------------------------------
             (Exact name of registrant as specified in its charter)


          Connecticut                                                                    06-1045829
-------------------------------          ----------------------------              ----------------------
(State or other jurisdiction of          (Primary Standard Industrial                   (IRS Employer
incorporation or organization)            Classification Code Number)              Identification Number)



                                ONE AMERICAN ROW
                               HARTFORD, CT 06102
                                 (800) 447-4312
                  ---------------------------------------------
                   (Address, including zip code, and telephone
    number, including area code, of registrant's principal executive offices)




                              JOHN R. FLORES, ESQ.

                         PHL VARIABLE INSURANCE COMPANY
                                ONE AMERICAN ROW
                             HARTFORD, CT 06102-5056
                                 (860) 403-5127
              ----------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)




  Approximate date of commencement of proposed sale to the public: May 1, 2003




If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


Pursuant to Rule 429 under the Securities Act of 1933, the prospectus herein relates to Registration Statement Numbers 333-20277 and 333-55240.


================================================================================

                MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT

                                    Issued by


                         PHL VARIABLE INSURANCE COMPANY




PROSPECTUS                                                           MAY 1, 2003



This prospectus describes a Market Value Adjusted Guaranteed Interest Account ("MVA"). The MVA is only available for use under PHL Variable Insurance Company's variable accumulation deferred annuity contracts.


The contract prospectus must accompany this prospectus. You should read the contract prospectus and keep it for future reference.


The Securities and Exchange Commission ("SEC") has not approved or disapproved these securities, nor has the SEC determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.








IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT:


[envelope]  PHL VARIABLE INSURANCE COMPANY
            ANNUITY OPERATIONS DIVISION

            PO Box 8027
            Boston, MA 02266-8027
[telephone] Tel. 800/541-0171

                                TABLE OF CONTENTS

Heading                                                   Page
--------------------------------------------------------------

SPECIAL TERMS............................................    3
PRODUCT DESCRIPTION......................................    3
   The Nature of the Contract and the MVA................    3
   Availability of the MVA...............................    3
   The MVA...............................................    4
   Market Value Adjustment...............................    4
   Setting the Guaranteed Rate...........................    5
   Deduction of Surrender Charges on Withdrawals.........    5
INVESTMENTS BY PHL VARIABLE..............................    5

DISTRIBUTION OF CONTRACTS................................    5

FEDERAL INCOME TAXATION DISCUSSION.......................    6
ACCOUNTING PRACTICES.....................................    6
DESCRIPTION OF PHL VARIABLE .............................    6
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATION....................    6
   Executive Compensation................................    8
DIRECTORS AND OFFICERS OF PHL VARIABLE...................    8
EXPERTS..................................................    8
LEGAL PROCEEDINGS........................................    8
PHL VARIABLE INSURANCE COMPANY

   FINANCIAL STATEMENTS, DECEMBER 31, 2002...............  F-1









                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Any document that is incorporated by reference is subject to change from time to time. When referring to such document you should be sure it is the latest version. Documents that have been incorporated by reference are part of the prospectus.

    We will furnish a copy of this prospectus and the contract prospectus free of charge. Also, we will furnish free of charge any statements or documents incorporated by reference when requested. Requests should be made by calling our Annuity Operations Division at 800/541-0171.

SPECIAL TERMS
--------------------------------------------------------------------------------

    As used in this prospectus, the following terms mean:

ACCOUNT: PHL Variable Accumulation Account, a separate account of PHL Variable Insurance Company (see "The Nature of the Contract and the MVA" for a description of this Account).

CONTRACT VALUE: Prior to the end of the guarantee period, the sum of the values under a contract of all accumulation units held in the subaccounts of the Account plus the values held in the Guaranteed Interest Account and in the MVA.

CURRENT RATE: The guaranteed rate currently in effect for amounts allocated to the MVA, established from time to time for various guarantee periods.

DEATH BENEFIT: An amount payable upon the death of the annuitant or owner, as applicable, to the named beneficiary.

EXPIRATION DATE: The date on which the guarantee period ends.

GUARANTEE PERIOD: The duration for which interest accrues at the guaranteed rate on amounts allocated to the MVA.

GIA (GUARANTEED INTEREST ACCOUNT): An allocation option under which premium amounts are guaranteed to earn a fixed rate of interest. Excess interest also may be credited, in the sole discretion of PHL Variable.

GUARANTEED RATE: The effective annual interest rate we use to accrue interest on amounts allocated to the MVA for a guarantee period. Guaranteed rates are fixed at the time an amount is credited to the MVA and remain constant throughout the guarantee period.

MVA (MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT): This is an account that pays interest at a guaranteed rate if held to the end of the guarantee period. If such amounts are withdrawn, transferred or applied to an annuity option before the end of the guarantee period, a market value adjustment will be made. Assets allocated to the MVA are not part of the assets allocated to the Account or our general account.

MARKET VALUE ADJUSTMENT: An adjustment is made to the amount that a contract owner receives if money is withdrawn, transferred or applied to an annuity option from the MVA before the expiration date of the guarantee period.

PHL VARIABLE (COMPANY, WE, US, OUR): PHL Variable Insurance Company.


PRODUCT DESCRIPTION
--------------------------------------------------------------------------------
THE NATURE OF THE CONTRACT AND THE MVA
    The investment option described in this prospectus is an MVA available only under the variable accumulation deferred annuity contracts offered by PHL Variable. The contract is described in detail in its own prospectus. You should review the contract prospectus along with this prospectus before deciding to allocate purchase payments to the MVA.


[diamond] The MVA currently provides four choices of interest rate Guarantee
          Periods:
          o 3 years                    o 5 years
          o 7 years                    o 10 years

[diamond] Purchase payments can be allocated to one or more of the available MVA guarantee period options. Allocations may be made at the time you make a payment or you may transfer amounts held in the subaccounts of the PHL Variable Accumulation Account (the "Account"), the GIA or other available MVA guarantee periods. Generally, amounts allocated to MVA options must be for at least $1,000. We reserve the right to limit cumulative amounts allocated to the MVA during any one-week period to not more than $250,000.

[diamond] Amounts may be transferred to or from the MVA according to the transfer rules under the contract. You may make up to six transfers per year from the MVA. (See "The Accumulation Period -- Transfers" of the Contract prospectus.)


[diamond] Allocations that remain in the MVA until the applicable expiration date will be equal to the amount originally allocated, multiplied by its guaranteed rate, which is compounded on an annual basis.


[diamond] A market value adjustment will be made if amounts are withdrawn, transferred or applied to an annuity option from the MVA before the expiration date. (See "The MVA.")

[diamond] The contract provides for the accumulation of values before maturity and for the payment of annuity benefits thereafter. Since MVA values are part of the contract value, your earnings on allocations to the MVA will affect the values available at surrender or maturity. No market value adjustment will be applied to withdrawals to pay Death Benefit proceeds.

[diamond] We may offer additional guarantee periods to certain individuals or groups of individuals who meet certain minimum premium criteria.

          We reserve the right to elaborate upon, supplement or alter the terms or arrangements associated with, or relating to, this prospectus in connection with the offering of flexible premium accumulation deferred annuity contracts utilizing market value adjusted guaranteed interest account contracts to certain institutional investors, provided that such arrangements do not materially and adversely affect the rights or interests of other investors hereunder.

AVAILABILITY OF THE MVA

    The MVA is not available in all states. For information, call our Annuity Operations Division at 800/541-0171.

THE MVA
    The MVA is available only during the accumulation phase of your contract. The MVA option currently offers different guarantee periods, which provide you with the ability to earn interest at different guaranteed rates on all or part of your contract value. Each allocation has its own guaranteed rate and expiration date. Because we change guaranteed rates periodically, amounts allocated to a guarantee period at different times will have different guaranteed rates and expiration dates. The applicable guaranteed rate, however, does not change during the guarantee period.

    We will notify you of the expiration of the guarantee period and of your available options within 30 days of the expiration date. You will have 15 days before and 15 days following the expiration date ("window period") to notify us of your election. During this window period, any withdrawals or transfers from the MVA will not be subject to a market value adjustment. Unless you elect to transfer funds to a different guarantee period, to the subaccounts of the Account, to the GIA or elect to withdraw funds, we will begin another guarantee period of the same duration as the one just ended and credit interest at the current rate for that new guarantee period. If you chose a guarantee period that is no longer available or if your original guarantee period is no longer available, we will use the guarantee period with the next longest duration.

    We reserve the right, at any time, to discontinue guarantee periods or to offer guarantee periods that differ from those available at the time your contract was issued. Since guarantee periods may change, please contact VAO to determine the current guarantee periods being offered.

MARKET VALUE ADJUSTMENT
    Any withdrawal from the MVA will be subject to a market value adjustment unless the effective date of the withdrawal is within the window period. For this purpose, redemptions, transfers and amounts applied to an annuity option under a contract are treated as withdrawals. The market value adjustment will be applied to the amount being withdrawn after the deduction of any applicable administrative charge and before the deduction of any applicable contingent deferred sales charges (surrender charges). See the contract prospectus for a description of these charges. The market value adjustment can be positive or negative. The amount being withdrawn after application of the market value adjustment can be greater than or less than the amount withdrawn before the application of the market value adjustment.

    A market value adjustment will not be applied upon the payment of the death benefit.

    The market value adjustment will reflect the relationship between the current rate (defined below) for the amount being withdrawn and the guaranteed rate. It is also reflective of the time remaining in the applicable guarantee period. Generally, if the guaranteed rate is equal to or lower than the applicable current rate, the market value adjustment will result in a lower payment upon withdrawal. Conversely, if the guaranteed rate is higher than the applicable current rate, the market value adjustment will produce a higher payment upon withdrawal.

    The market value adjustment which is applied to the amount being withdrawn is determined by using the following formula:

    Market Value Adjustment


         = Amount x [[     1 + i     ]   n/12    -1]
                      --------------
                      1 + j + 0.0025
    where,

    Amount, is the amount being withdrawn less any applicable administrative charges;

    i, is the guaranteed rate being credited to the amount being withdrawn;

    j, is the current rate, which is the current interest rate for new deposits with a guarantee period equal to the number of years remaining in the current guarantee period, rounded up to the next higher number of complete years;


    n, is the number of months rounded up to the next whole number from the date of the withdrawal or transfer to the end of the current guarantee period.

    If the company does not offer a guarantee period equal to the number of years remaining in the guarantee period, "j" will be determined by interpolation of the guaranteed rate for the guarantee periods then available.

EXAMPLES
    The following examples illustrate how the market value adjustment operates:

    EXAMPLE 1
    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year guarantee period. The guaranteed rate for this deposit amount is 5.50%.

    If, on January 1, 1999 (2 years after deposit), the full amount is taken from this MVA segment, the following amount is available:

    1. The accumulated amount prior to application of market value adjustment is:

       $10,000 x (1.055)2 = $11,130.25

    2. The current rate that would be applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 6.50%.

    3. The number of months remaining in the guarantee period (rounded up to next whole number) is 36.

    4. The market value adjustment equals $-386.43, and is calculated as follows:



    $-386.43 = $11,130.25 x  [[     1 + 0.055     ]  36/12 -1]
                               ------------------
                               1 + 0.065 + 0.0025


    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $10,743.82 ($11,130.25 - $386.43).

    EXAMPLE 2
    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year guarantee period. The guaranteed rate for this amount is 5.50%.

    If, on January 1, 1999 (2 years from deposit), the full amount is taken from this MVA segment, the following amount is available:

    1. The accumulated amount prior to application of market value adjustment is:

       $10,000 x (1.055)2 = $11,130.25

    2. The current rate being applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 4.50%.

    3. The number of months remaining in the guarantee period (rounded up to next whole number) is 36.

    4. The market value adjustment equals $240.79, and is calculated as follows:


    $+240.79 = $11,130.25 x [[     1 + 0.055     ]  36/12 -1]
                               ------------------
                               1 + 0.045 + 0.0025


    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $11,371.04 ($11,130.25 + $240.79).

    THE ABOVE EXAMPLES ARE HYPOTHETICAL AND ARE NOT INDICATIVE OF FUTURE OR PAST PERFORMANCE.

SETTING THE GUARANTEED RATE
    We determine guaranteed rates for current and future purchase payments, transfers or renewals. Although future guaranteed rates cannot be predicted, we guarantee that the guaranteed rate will never be less than 3% per annum.

DEDUCTION OF SURRENDER CHARGES ON WITHDRAWALS
    A market value adjustment will apply if a withdrawal is made before the expiration date and outside the window period as described above.

    Depending on your contract, a full or partial withdrawal of contract value, including amounts in the MVA, may also be subject to a surrender charge.

    Please note that other charges may also be imposed against the contract, including mortality and expense risk and administrative charges. For a more detailed explanation of any surrender charge applicable to your contract and of other applicable charges, please see the "Charges and Deductions" section of the contract prospectus.


INVESTMENTS BY PHL VARIABLE
--------------------------------------------------------------------------------
    Proceeds from purchases of the MVA option will be deposited into the PHL Variable Separate Account MVA1 ("Separate Account MVA1"), which is a non-unitized separate account established under Connecticut law. Contract values attributable to such proceeds are based on the interest rate we credit to MVA allocations and terms of the contract, and do not depend on the investment performance of the assets in Separate Account MVA1.


    Under Connecticut law, all income, gains or losses of Separate Account MVA1, whether realized or not, must be credited to or charged against the amounts placed in Separate Account MVA1, without regard to our other income, gains and losses. The assets of the Separate Account MVA1 may not be charged with liabilities arising out of any other business that we may conduct. Obligations under the contracts are obligations of PHL Variable.


    There are no discreet units in Separate Account MVA1. No party with rights under any contract participates in the investment gain or loss from assets belonging to Separate Account MVA1. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account MVA1 may drop below the reserves and other liabilities it must maintain. If the Separate Account MVA1 asset value drops below the reserve and other liabilities we must maintain in relation to the contracts supported by such assets, we will transfer assets from our general account to Separate Account MVA1. Conversely, if the amount we maintain is too much, we may transfer the excess to our general account.

    In establishing guaranteed rates, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the contracts. The company's investment strategy with respect to the proceeds attributable to the contracts generally will be to invest in investment-grade debt instruments having durations tending to match the applicable guarantee periods.

    Investment-grade debt instruments in which the company intends to invest the proceeds from the contracts include:

[diamond] Securities issued by the United States government or its agencies or instrumentalities.

[diamond] Debt securities which have a rating, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Bb), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

[diamond] Other debt instruments, although not rated by Moody's or Standard &
          Poor's, are deemed by the company's management to have an investment quality comparable to securities described above.

    While the above generally describes our investment strategy with respect to the proceeds attributable to the contracts, we are not obligated to invest the proceeds according to any particular strategy, except as may be required by Connecticut and other state insurance law.


DISTRIBUTION OF CONTRACTS
--------------------------------------------------------------------------------

    Phoenix Equity Planning Corporation ("PEPCO") acts as the principal underwriter of the contracts. Contracts may be purchased through representatives of WS Griffith Securities, Inc., formerly W.S. Griffith & Company ("WSG") licensed to sell

PHL Variable Annuity Contracts. PEPCO and WSG are registered as broker-dealers under the Securities Exchange Act of 1934 and are members of the National Association of Securities Dealers, Inc. (the "NASD"). PHL Variable is an indirect, wholly owned subsidiary of Phoenix Life Insurance Company ("Phoenix"). PEPCO and WSG are indirect, wholly owned subsidiaries of The Phoenix Companies, Inc. and are affiliates of the company and of PHL Variable.

    PEPCO enters into selling agreements with other broker-dealers or entities registered under or exempt under the Securities Act of 1934 ("selling brokers"). The Contracts are sold through agents who are licensed by state insurance officials to sell the contracts and who are also registered representatives of selling brokers or WSG. Contracts with the MVA option are offered in states where we have received authority and the MVA and the contracts have been approved. The maximum dealer concession that a selling broker will receive for selling a contract is 7.25%.



FEDERAL INCOME TAXATION DISCUSSION
--------------------------------------------------------------------------------
    Please refer to "Federal Income Taxes" in the contract prospectus for a discussion of the income tax status of the contract.


ACCOUNTING PRACTICES
--------------------------------------------------------------------------------
    The information presented below should be read with the audited financial statements of PHL Variable and other information included elsewhere in this prospectus.

    The financial statements and other financial information included in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States.


DESCRIPTION OF PHL VARIABLE
--------------------------------------------------------------------------------
THE COMPANY
    We are PHL Variable Life Insurance Company, a Connecticut stock life insurance company. We sell life insurance policies and annuity contracts through producers of affiliated distribution companies and through brokers.


    We are an indirect, wholly owned subsidiary of Phoenix Life Insurance Company ("Phoenix"). On June 25, 2001, Phoenix Home Life Mutual Insurance Company (a New York mutual life insurance company, originally chartered in Connecticut in 1851 and redomiciled to New York in 1992) converted to a stock life insurance company by "demutualizing" pursuant to a plan of reorganization approved by the New York Superintendent of Insurance and changed its name to Phoenix Life Insurance Company. As part of the demutualization, Phoenix became a wholly owned subsidiary of The Phoenix Companies, Inc., a newly formed, publicly traded Delaware corporation.

    Our executive office is at One American Row, Hartford, Connecticut, 06102-5056 and our main administrative office is at 100 Bright Meadow Boulevard, Enfield, Connecticut 06083-1900.

SELECTED FINANCIAL DATA
    The following selected financial data was taken from the financial statements which can be found at the end of this prospectus. You should read the financial statements including the notes.


    The following table reflects the results of our operations for the years ended December 31, 2002, 2001, and 2000;


                                      FOR THE YEAR ENDED
                                         DECEMBER 31,
                                     2002      2001     2000
                                     ----      ----     ----
                                        (in thousands)

Revenues:


 Premiums                         $   4,372   $ 5,129   $ 6,168
 Insurance and investment
  product fees                       46,915    32,379    30,098
 Net investment income               92,472    30,976     9,197
 Net realized investment
 (losses) gains                     (16,167)   (1,196)      116
                                   --------   -------   -------
   Total revenues                   127,592    67,288    45,579
                                   --------   -------   -------
Benefits and expenses:
 Policy benefits and increase in
  policy liabilities                 98,915    39,717    17,056
 Amortization of deferred
  policy acquisition costs           23,182     8,477    15,765
 Other operating expenses            27,386    15,305    14,006
                                   --------   -------   -------
   Total benefits and expenses      149,483    63,499    46,827
                                   --------   -------   -------
Income (loss) before income taxes   (21,891)    3,789    (1,248)

Income tax expense (benefit)         (8,635)      539    (1,263)
                                   --------   -------   -------
Net income                         $(13,256)  $ 3,250   $    15
                                   ========   =======   =======



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
--------------------------------------------------------------------------------
RESULTS OF OPERATIONS

    The decrease in premiums of 15% in 2002 and 17% in 2001 was primarily due to a shift in life insurance sales from term products to universal life products.

    The increase in insurance and investment product fees of 45% in 2002 and 8% in 2001 was primarily due to the increase in sales of our universal life products. New deposits collected on universal life products increased by $35.9 million in 2002 and $10.3 million in 2001.

    The increase in net investment income of 199% and, 237% for 2002 and 2001, respectively, was primarily due to an increase in invested assets related to the guaranteed interest account portion of our annuity business.

    The increase in net realized investment losses during 2002 primarily relates to debt security impairments recognized during the year. Further, higher realized losses were only partially offset by realized gains in our debt portfolio.

    The increase in policy benefits of 149% and 133% in 2002 and 2001, respectively, is primarily due to higher interest credited. This increase is a result of higher average funds on deposit in the guaranteed interest account portion of our variable annuity business. The average guaranteed interest account balance for 2002, 2001 and 2000 was $1,048.5 million, $502.4 million and $129.5 million, respectively.

    The increase in amortization of deferred policy acquisition costs of 173% for 2002, was primarily due to increased sales in the annuity block of business and adverse market performance. In addition, there was a revision of the long-term market performance assumption, and an impairment charge related to the recoverability of the deferred acquisition cost asset of the variable annuity business.


    The decrease in amortization of deferred policy acquisition costs of 46% for 2001, was primarily due to a one-time adjustment to deferred policy acquisition costs in 2000 related to term insurance.


    Other operating expenses increased by 79% and 9% for 2002 and 2001, respectively. The increase in 2002 is primarily due to growth in new business and to lower deferred expenses due to lower expected future margins on the guaranteed interest account portion of our annuity business. The increase in 2001 is related to the increase in sales of our variable annuity and universal life products.

GUARANTEED INTEREST ACCOUNT LIABILITIES
    In 2000, we began selling Retirement Planner's Edge (RPE), a no-load variable annuity. During the second half of 2002, as planners and their clients sought refuge from stock market volatility and as interest rates dropped to historically low levels, policyholders allocated their deposits to general account guaranteed interest accounts carrying the regulatory required minimum crediting rate of 3%.

    As interest rates declined during the second half of 2002, we experienced reduced interest spreads on RPE guaranteed interest account liabilities as we invested related cash inflows in shorter-term, lower yielding, primarily publicly traded, investment-grade debt securities to correspond with what we believe to be short duration liabilities. To the extent short-term interest rates remain below the regulatory required minimum crediting rate of 3%, we expect to continue to experience spread compression on our variable annuity guaranteed investment account liabilities, particularly on the RPE guaranteed investment account fund balances. In addition, we anticipate that, to the extent RPE guaranteed interest account balances do not lapse or transfer to variable sub-accounts, spread compression and additional commission payments on RPE fund balances will result in losses on our RPE variable annuity during the next 12 to 24 months. In September 2002, we stopped accepting applications for RPE, although existing policyholders have the right to make subsequent deposits up to a maximum of $1 million per contract.

    The RPE liability balances at year-end 2002 and 2001, were $1,294.2 million and $359.7 million, respectively,


LIQUIDITY AND CAPITAL RESOURCES
    The company's liquidity requirements are met by anticipating and managing the timing of cash uses and sources provided from insurance operations, investing activities and capital contributions from the parent.


    The growth in sales has created a need for additional cash in order to cover the acquisition costs incurred in operating activities. These liquidity requirements are currently being met through investing activities and by capital contributed by its parent. PM Holdings made capital contributions of $259 million in 2002; $105 million in 2001 and $15 million in 2000.

SEGMENT INFORMATION
    As of the date of this prospectus, the company offers a variety of annuity and life insurance products. The annuity products include one immediate fixed annuity, one immediate variable and fixed annuity and several deferred fixed and variable annuities. The life products include two level term policies, three universal life policies and two variable universal life policies.


REINSURANCE

    For contracts written in 2001 or before, the company has various reinsurance agreements in place related to the guaranteed death benefit on its variable deferred annuity contracts. These agreements transfer the payment obligation for the death benefit on variable deferred annuities to the reinsurer in exchange for a reinsurance premium.

    Reinsurance agreements are also in place for the term and universal life insurance products. For term insurance, these agreements transfer 90% of the life insurance benefit payment obligations to various reinsurers in exchange for a reinsurance premium. Universal life insurance was reinsured in a similar manner until mid-2002. Policies written since then are still subject to retention limits for all companies within The Phoenix Companies, Inc.

    The ceding of death benefit payments does not discharge the original insurer from its primary liability to the policyholder. The original insurer would remain liable in those situations where the reinsurer is unable to meet the obligations assumed under the reinsurance agreements. We have established strict standards that govern the placement of reinsurance and monitor the financial strength of the companies assuming our business.


COMPETITION
    The company is engaged in a business that is highly competitive due to the large number of insurance companies and other entities competing in the marketing and sale of insurance and annuity products. There are approximately 2,300 stock, mutual and other types of insurers in the life insurance business in the United States.

EMPLOYEES
    Phoenix employees perform all management and administrative functions. PHL Variable is charged for such services on a time allocation basis.

REGULATION
    PHL Variable is organized as a Connecticut stock life insurance company, and is subject to Connecticut law governing insurance companies. The company is regulated and supervised by the Connecticut Commissioner of Insurance. By March 1st of every year, an annual statement must be prepared and filed in a form prescribed by the Connecticut Insurance Department. This annual statement reports on the company's operating results for the preceding calendar year. A statement of financial condition as of December 31st of the preceding calendar year must also be prepared and filed. The Commissioner and his or her agents have the right at all times to review or examine the company's books and records. A full examination of the company's operations will be conducted periodically according to the rules and practices of the National Association of Insurance Commissioners ("NAIC"). PHL Variable is subject to the insurance laws and various federal and state securities laws and regulations and to regulatory agencies, such as the SEC and the Connecticut Banking Department, which administer those laws and regulations.

    PHL Variable can be assessed, up to prescribed limits, policyholder losses incurred by insolvent insurers under the insurance guaranty fund laws of most states. The amount of any such future assessments cannot be predicted or estimated. However, the insurance guaranty laws of most states provide for deferring payment or exempting a company from paying such an assessment if it would threaten such insurer's financial strength.

    Several states, including Connecticut, regulate insurers and their affiliates under insurance holding company laws and regulations. Such regulation is applicable to PHL Variable and its affiliates. Under such laws, intercompany transactions, such as dividend payments to parent companies and transfers of assets, may be subject to prior notice and approval, depending on factors such as the size of the transaction in relation to the financial position of the companies.

     Currently, the federal government does not directly regulate the business of insurance. However, federal legislative, regulatory and judicial decisions and initiatives often have significant effects on our business. Types of changes that are most likely to affect our business include changes to: (a) the taxation of life insurance companies; (b) the tax treatment of insurance products; (c) the securities laws, particularly as they relate to insurance and annuity products; (d) the "business of insurance" exemption from many of the provisions of the antitrust laws; and (e) any initiatives directed toward improving the solvency of insurance companies. PHL Variable would also be affected by federal initiatives that have impact on the ownership of, or investment in, United States companies by foreign companies or investors.

EXECUTIVE COMPENSATION
    All of the executive officers of PHL Variable also serve as officers of Phoenix and receive no direct compensation from PHL Variable. Allocations have been made as to the officers' time devoted to duties as executive officers of PHL Variable. No officer or Director of PHL Variable received allocated compensation in excess of $100,000.


DIRECTORS AND OFFICERS OF PHL VARIABLE
--------------------------------------------------------------------------------

NAME                      POSITION
----                      --------
Michael J. Gilotti        Director and Executive Vice President

Michael E. Haylon         Executive Vice President and Chief
                          Investment Officer
Robert E. Primmer         Director and Senior Vice President
Tracy L. Rich             Executive Vice President and Assistant
                          Secretary

Coleman D. Ross           Director, Executive Vice President and
                          Chief Financial Officer
Richard J. Wirth          Director and President
John H. Beers             Vice President and Secretary
Katherine P. Cody         Second Vice President and Treasurer
Moira C. Lowe             Vice President and Compliance Officer



EXPERTS
--------------------------------------------------------------------------------

    The financial statements of PHL Variable Insurance Company at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, 100 Pearl Street, Hartford, Connecticut, 06103, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    Matthew A. Swendiman, Counsel, and Brian A. Giantonio, Vice President, Tax and ERISA Counsel, PHL Variable Insurance Company, Hartford, Connecticut have passed upon legal matters relating to the validity of the securities being issued. Mr. Swendiman and Mr. Giantonio also have provided advice on certain matters relating to federal securities and income tax laws about the contracts.



LEGAL PROCEEDINGS
--------------------------------------------------------------------------------
    PHL Variable, the Account and PEPCO are not parties to any litigation that would have a material adverse effect upon the Account or the contracts.

         PHL VARIABLE
         INSURANCE COMPANY
         (A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
         FINANCIAL STATEMENTS
         DECEMBER 31, 2002 AND 2001

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                      ----------
Report of Independent Accountants...................................     F-3

Balance Sheet as of December 31, 2002 and 2001......................     F-4

Statement of Income, Comprehensive Income and Changes in
  Stockholder's Equity for the years ended 2002, 2001 and 2000......     F-5

Statement of Cash Flows for the years ended 2002, 2001 and 2000.....     F-6

Notes to Financial Statements.......................................  F-7 - F-19

PRICEWATERHOUSECOOPERS [LOGO]
--------------------------------------------------------------------------------
                                                    PRICEWATERHOUSECOOPERS LLP
                                                    100 Pearl Street
                                                    Hartford CT 06103-4508
                                                    Telephone (860) 241 7000
                                                    Facsimile (860) 241 7590

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of PHL Variable Insurance Company:

In our opinion, the accompanying balance sheet and the related statements of income, comprehensive income and changes in stockholder's equity and cash flows present fairly, in all material respects, the financial position of PHL Variable Insurance Company at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP
February 5, 2003

                         PHL VARIABLE INSURANCE COMPANY
                                  BALANCE SHEET
                 ($ amounts in thousands, except per share data)
                           DECEMBER 31, 2002 AND 2001

                                                                                         2002                 2001
                                                                                   ------------------   ------------------

ASSETS:
Available-for-sale debt securities, at fair value................................    $   2,388,189        $     789,380
Equity securities, at fair value.................................................           33,121                  --
Policy loans, at unpaid principal balances.......................................            1,335                  896
Other investments................................................................           10,166                2,911
                                                                                   ------------------   ------------------
Total investments................................................................        2,432,811              793,187
Cash and cash equivalents........................................................          473,246              171,444
Accrued investment income........................................................           18,768                5,787
Deferred policy acquisition costs................................................          255,677              164,987
Other general account assets.....................................................           45,105               30,343
Separate account assets..........................................................        1,157,913            1,539,476
                                                                                   ------------------   ------------------
TOTAL ASSETS.....................................................................    $   4,383,520        $   2,705,224
                                                                                   ==================   ==================

LIABILITIES:
Policyholder deposit funds.......................................................    $   2,557,428        $     865,970
Policy liabilities and accruals..................................................          124,925               47,131
Deferred income taxes............................................................           38,993               27,426
Other general account liabilities................................................           33,352               26,226
Separate account liabilities.....................................................        1,157,913            1,534,345
                                                                                   ------------------   ------------------
TOTAL LIABILITIES................................................................        3,912,611            2,501,098
                                                                                   ------------------   ------------------

STOCKHOLDER'S EQUITY:
Common stock, $5,000 par value: 1,000 shares authorized; 500 shares issued.......            2,500                2,500
Additional paid-in capital.......................................................          444,234              184,864
Retained earnings................................................................            1,547               14,803
Accumulated other comprehensive income...........................................           22,628                1,959
                                                                                   ------------------   ------------------
TOTAL STOCKHOLDER'S EQUITY.......................................................          470,909              204,126
                                                                                   ------------------   ------------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.......................................    $   4,383,520        $   2,705,224
                                                                                   ==================   ==================

The accompanying notes are an integral part of these financial statements.

                         PHL VARIABLE INSURANCE COMPANY
  STATEMENT OF INCOME, COMPREHENSIVE INCOME AND CHANGES IN STOCKHOLDER'S EQUITY
                            ($ amounts in thousands)
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                                                 2002            2001               2000
                                                                           ---------------  ---------------   ---------------

 REVENUES:
 Premiums.................................................................   $   4,372        $   5,129         $   6,168
 Insurance and investment product fees....................................      46,915           32,379            30,098
 Investment income, net of expenses.......................................      92,472           30,976             9,197
 Net realized investment gains (losses)...................................     (16,167)          (1,196)              116
                                                                           ---------------  ---------------   ---------------
 TOTAL REVENUES...........................................................     127,592           67,288            45,579
                                                                           ---------------  ---------------   ---------------

 BENEFITS AND EXPENSES:
 Policy benefits..........................................................      98,915           39,717            17,056
 Policy acquisition cost amortization.....................................      23,182            8,477            15,765
 Other operating expenses.................................................      27,386           15,305            14,006
                                                                           ---------------  ---------------   ---------------
 TOTAL BENEFITS AND EXPENSES..............................................     149,483           63,499            46,827
                                                                           ---------------  ---------------   ---------------
 Income (loss) before income taxes........................................     (21,891)           3,789            (1,248)
 Applicable income taxes (benefit)........................................      (8,635)             539            (1,263)
                                                                           ---------------  ---------------   ---------------
 NET INCOME (LOSS) .......................................................   $ (13,256)       $   3,250         $      15
                                                                           ===============  ===============   ===============

 COMPREHENSIVE INCOME:
 NET INCOME (LOSS)........................................................   $ (13,256)       $   3,250         $      15
                                                                           ---------------  ---------------   ---------------
 Net unrealized investment gains..........................................      18,522            2,022               984
 Net unrealized derivative instruments gains (losses).....................       2,147             (334)              --
                                                                           ---------------  ---------------   ---------------
 OTHER COMPREHENSIVE INCOME (LOSS)........................................      20,669            1,688               984
                                                                           ---------------  ---------------   ---------------
 COMPREHENSIVE INCOME.....................................................   $   7,413        $   4,938         $     999
                                                                           ===============  ===============   ===============

ADDITIONAL PAID-IN  CAPITAL:
Capital contributions from parent........................................    $ 259,370        $ 105,000        $  15,000

RETAINED EARNINGS
Net income (loss)........................................................      (13,256)           3,250               15

ACCUMULATED OTHER COMPREHENSIVE INCOME:
Other comprehensive income...............................................       20,669            1,688              984
                                                                           ---------------  ---------------  ---------------
CHANGE IN STOCKHOLDER'S EQUITY...........................................      266,783          109,938           15,999
Stockholder's equity, beginning of year..................................      204,126           94,188           78,189
                                                                           ---------------  ---------------  ---------------
STOCKHOLDER'S EQUITY, END OF YEAR........................................    $ 470,909        $ 204,126        $  94,188
                                                                           ===============  ===============  ===============


The accompanying notes are an integral part of these financial statements

                         PHL VARIABLE INSURANCE COMPANY
                             STATEMENT OF CASH FLOWS
                            ($ amounts in thousands)
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000



                                                                                 2002            2001               2000
                                                                           --------------   ---------------   ---------------

 OPERATING ACTIVITIES:
 Net income (loss).......................................................  $   (13,256)     $     3,250      $        15
 Net realized investment (gains) losses..................................       16,167            1,196             (116)
 Amortization and depreciation...........................................         --                102              102
 Deferred income taxes (benefit).........................................          438           22,733            3,045
 Increase in receivables.................................................      (12,981)          (4,406)            (595)
 Deferred policy acquisition costs (increase) decrease...................     (128,164)         (81,588)         (23,845)
 (Increase) decrease in policy liabilities and accruals..................       66,632           23,069            9,822
 Other assets and other liabilities net change...........................      (28,007)         (23,609)           9,625
                                                                           ---------------  ---------------   ---------------
 CASH FROM OPERATING ACTIVITIES..........................................      (99,171)         (59,253)          (1,947)
                                                                           ---------------  ---------------   ---------------

INVESTING ACTIVITIES:
Investment purchases.....................................................   (1,753,350)        (766,494)        (119,088)
Investment sales, repayments and maturities..............................      414,195          140,835           29,511
                                                                           ---------------  ---------------   ---------------
CASH (FOR) FROM INVESTING ACTIVITIES.....................................   (1,339,155)        (625,659)         (89,577)
                                                                           ---------------  ---------------   ---------------

 FINANCING ACTIVITIES:
 Policyholder deposit fund receipts, net ................................    1,480,758          670,577          131,163
 Capital contributions from parent.......................................      259,370          105,000           15,000
                                                                           ---------------  ---------------   ---------------
 CASH FROM FINANCING ACTIVITIES..........................................    1,740,128          775,577          146,163
                                                                           ---------------  ---------------   ---------------
 CHANGE IN CASH AND CASH EQUIVALENTS.....................................      301,802           90,665           54,639
 Cash and cash equivalents, beginning of year............................      171,444           80,779           26,140
                                                                           ---------------  ---------------   ---------------
 CASH AND CASH EQUIVALENTS, END OF YEAR..................................  $   473,246      $   171,444       $   80,779
                                                                           ===============  ===============   ===============

The accompanying notes are an integral part of these financial statements.

                         PHL VARIABLE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

1.  ORGANIZATION AND OPERATIONS

PHL Variable Insurance Company is a life insurance company offering variable and fixed annuity and non-participating life insurance products. It is a wholly-owned subsidiary of PM Holdings, Inc. PM Holdings is a wholly-owned subsidiary of Phoenix Life Insurance Company (Phoenix Life), which is a wholly-owned subsidiary of The Phoenix Companies, Inc., a New York Stock Exchange listed company. Phoenix Home Life Mutual Insurance Company demutualized on June 25, 2001 by converting from a mutual life insurance company to a stock life insurance company, became a wholly-owned subsidiary of The Phoenix Companies and changed its name to Phoenix Life Insurance Company.

We have prepared these financial statements in accordance with generally accepted accounting principles (GAAP). In preparing these financial statements in conformity with GAAP, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities at reporting dates and the reported amounts of revenues and expenses during the reporting periods. Actual results will differ from these estimates and assumptions. We employ significant estimates and assumptions in the determination of deferred policy acquisition costs; policyholder liabilities and accruals; the valuation of goodwill, investments in debt and equity securities, pension and other postemployment benefits liabilities and accruals for contingent liabilities. Significant accounting policies are presented throughout the notes in italicized type.

2.  OPERATING ACTIVITIES

PREMIUM AND FEE REVENUE AND RELATED EXPENSES

We recognize term insurance premiums as premium revenue pro rata over the related contract periods. We match benefits, losses and related expenses with premiums over the related contract periods. Revenues for universal life products consist of net investment income and mortality, administration and surrender charges assessed against the fund values during the period. Related benefit expenses include universal life benefit claims in excess of fund values and net investment income credited to universal life fund values.

REINSURANCE

We use reinsurance agreements to provide for greater diversification of business, which allows us to control exposure to potential losses arising from large risks and provide additional capacity for growth.

We recognize assets and liabilities related to reinsurance ceded contracts on a gross basis. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

We remain liable to the extent that reinsuring companies may not be able to meet their obligations under reinsurance agreements in effect. Failure of the reinsurers to honor their obligations could result in losses to us; consequently, estimates are established for amounts deemed or estimated to be uncollectible. To minimize our exposure to significant losses from reinsurance insolvencies, we evaluate the financial condition of our reinsurers and monitor concentration of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers.

Our reinsurance program varies based on the type of risk, for example:

    o On direct policies, the maximum of individual life insurance retained by us on any one life is $10 million for single life and joint first-to-die policies and $12 million for joint last-to-die policies, with excess amounts ceded to reinsurers.

    o We reinsure 80% to 90% of the mortality risk on certain new issues of term, universal life, variable universal life products.

Additional information on direct business written and reinsurance assumed and ceded for continuing operations for the years 2002, 2001 and 2000 follows (in thousands):


                                                                                2002             2001             2000
                                                                           ---------------  ---------------   ---------------

Direct premiums..........................................................   $     21,283    $      20,930     $     21,219
Premiums assumed from reinsureds.........................................            --               --               --
Premiums ceded to reinsurers.............................................        (16,911)         (15,801)         (15,051)
                                                                           ---------------  ---------------   ---------------
PREMIUMS ................................................................   $      4,372    $       5,129     $      6,168
                                                                           ===============  ===============   ===============

Direct policy benefits incurred..........................................   $     39,692    $      19,345     $     17,253
Policy benefits assumed from reinsureds..................................          3,857              --               --
Policy benefits ceded to reinsurers......................................        (11,492)          (6,987)          (7,515)
                                                                           ---------------  ---------------   ---------------
POLICY BENEFITS..........................................................   $     32,057    $      12,358     $      9,738
                                                                           ===============  ===============  ===============

Direct life insurance in-force...........................................   $ 11,999,540    $  10,205,877     $  9,684,755
Life insurance in-force assumed from reinsureds..........................        215,329              --               --
Life insurance in-force ceded to reinsurers..............................     (9,842,076)      (9,015,734)      (8,672,918)
                                                                           ---------------  ---------------  ---------------
LIFE INSURANCE IN-FORCE..................................................   $  2,372,793    $   1,190,143     $  1,011,837
                                                                           ===============  ===============  ===============
Percentage of amount assumed to net insurance in-force...................       9.01%                 --               --
                                                                           ===============  ===============  ===============

VALLEY FORGE LIFE INSURANCE

On July 23, 2002, we acquired the variable life and variable annuity business of Valley Forge Life Insurance Company (a subsidiary of CNA Financial Corporation), effective July 1, 2002. The business acquired had a total account value of $557.0 million at June 30, 2002. This transaction was effected through a combination of coinsurance and modified coinsurance. The business acquired generated a loss of $17.2 million ($11.2 million after income taxes) for the year 2002.

DEFERRED POLICY ACQUISITION COSTS

The costs of acquiring new business, principally commissions, underwriting, distribution and policy issue expenses, all of which vary with and are primarily related to production of new business, are deferred. We amortize DAC and PVFP based on the related policy's classification. For universal life, variable universal life and accumulation annuities, DAC and PVFP are amortized in proportion to estimated gross profits. Policies may be surrendered for value or exchanged for a different one of our products (internal replacement); the DAC balance associated with the replaced or surrendered policies is amortized to reflect these surrenders.

The amortization process requires the use of various assumptions, estimates and judgments about the future. The primary assumptions are expenses, investment performance, mortality and contract cancellations (i.e., lapses, withdrawals and surrenders). These assumptions are reviewed on a regular basis and are generally based on our past experience, industry studies, regulatory requirements and judgments about the future. Changes in estimated gross margins and gross profits based on actual experiences are reflected as an adjustment to total amortization to date resulting in a charge or credit to earnings. Finally, analyses are performed periodically to assess whether there are sufficient gross margins or gross profits to amortize the remaining DAC balances.

In the third quarter of 2002, we revised the long-term market return assumption for the variable annuity block of business from 8% to 7%. In addition, at the quarter-end we recorded an impairment charge related to the recoverability of our deferred acquisition cost asset related to the variable annuity business. The revision in long-term market return assumption and the impairment charge resulted in a $9.9 million pre-tax ($6.4 million after income taxes) increase in policy acquisition cost amortization expense in the third quarter of 2002.

The activity in deferred policy acquisition costs for the years 2002, 2001 and 2000 follows (in thousands):


                                                                                 2002             2001             2000
                                                                           ---------------  ---------------   ---------------

Direct acquisition costs deferred, excluding acquisitions...............       $  102,769      $   90,065       $   39,610
Acquisition costs recognized in Valley Forge Life acquisition...........           48,577             --               --
Recurring costs amortized to expense....................................          (23,182)         (8,477)         (15,765)
(Cost) or credit offsets to net unrealized investment gains or losses
  included in other comprehensive income................................          (37,474)         (1,443)          (1,139)
                                                                           ---------------  ---------------   ---------------
Change in deferred policy acquisition costs.............................           90,690          80,145           22,706
Deferred policy acquisition costs, beginning of year....................          164,987          84,842           62,136
                                                                           ---------------  ---------------   ---------------
DEFERRED POLICY ACQUISITION COSTS, END OF YEAR..........................       $  255,677      $  164,987       $   84,842
                                                                           ===============  ===============   ===============

POLICY LIABILITIES AND ACCRUALS

Future policy benefits are liabilities for life and annuity products. We establish liabilities in amounts adequate to meet the estimated future obligations of policies in-force. Future policy benefits for variable universal life, universal life and annuities in the accumulation phase are computed using the deposit-method which is the sum of the account balance, unearned revenue liability and liability for minimum policy benefits. Future policy benefits for term and annuities in the payout phase that have significant mortality risk are computed using the net premium method on the basis of actuarial assumptions at the issue date of these contracts for rates of interest, contract administrative expenses, mortality and surrenders. We establish liabilities for outstanding claims, losses and loss adjustment expenses based on individual case estimates for reported losses and estimates of unreported losses based on past experience.

Policyholder deposit funds are primarily for universal life products and include deposits received from customers and investment earnings on their fund balances which range from 5.3% to 6.5% at year-end 2002, less administrative and mortality charges.

POLICYHOLDER DEPOSIT FUNDS

Policyholder deposit funds primarily consist of annuity deposits received from customers, dividend accumulations and investment earnings on their fund balances, which range from 3.0% to 6.5%, less administrative charges. At year-end 2002 and 2001, there was $1,303.0 million and $359.7 million, respectively, in policyholder deposit funds with no associated surrender charges.

FAIR VALUE OF INVESTMENT CONTRACTS

For purposes of fair value disclosures (Note 9), we determine the fair value of deferred annuities with an interest guarantee of one year or less at the amount of the policy reserve. In determining the fair value of deferred annuities with interest guarantees greater than one year, a discount rate equal to the appropriate U.S. Treasury rate plus 150 basis points to determine the present value of the projected account value of the policy at the end of the current guarantee period.

FUNDS UNDER MANAGEMENT

Activity in annuity funds under management for the years 2002, 2001 and 2000 (in millions):

                                                                                   2002            2001            2000
                                                                              --------------  --------------  --------------

Deposits.................................................................       $  1,854.7      $  1,222.0      $    454.7
Performance..............................................................           (119.0)         (199.3)         (151.0)
Fees.....................................................................            (23.4)          (23.8)          (24.9)
Benefits and surrenders..................................................           (405.3)         (127.0)          (84.6)
                                                                              --------------  --------------  --------------
Change in funds under management.........................................          1,307.0           871.9           194.2
Funds under management, beginning of year................................          2,385.9         1,514.0         1,319.8
                                                                              --------------  --------------  --------------
FUNDS UNDER MANAGEMENT, END OF YEAR......................................       $  3,692.9      $  2,385.9      $  1,514.0
                                                                              ==============  ==============  ==============


3.  INVESTING ACTIVITIES

DEBT AND EQUITY SECURITIES

We classify our debt and equity securities as available-for-sale and report them in our balance sheet at fair value. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value by discounting debt security cash flows to reflect interest rates currently being offered on similar terms to borrowers of similar credit quality (private placement debt securities), by quoted market prices of comparable instruments (untraded public debt securities) and by independent pricing sources or internally developed pricing models (equity securities). Prior to 2001, we classified private placement debt securities as held-to-maturity and reported them at amortized cost, less any impairment. In connection with The Phoenix Company's conversion to a public company, in 2001 we reclassified these securities, when their carrying value was $32.0 million, to available-for-sale and recorded a $1.3 million unrealized gain ($0.4 million unrealized gain after offsets for applicable deferred policy acquisition costs and deferred income taxes) in other comprehensive income.

Fair value and cost of our debt securities at year-end 2002 and 2001 follow (in thousands):

                                                                       2002                              2001
                                                         ---------------------------------  --------------------------------
                                                           FAIR VALUE           COST          FAIR VALUE          COST
                                                         ---------------   ---------------  ---------------  ---------------

U.S. government and agency.............................   $      7,343      $      6,377     $      6,837     $      6,379
State and political subdivision........................         39,213            37,625           37,054           37,039
Foreign government.....................................         11,586            11,186            6,870            6,847
Corporate..............................................        791,091           768,126          178,479          177,622
Mortgage-backed........................................        643,147           619,316          207,902          207,252
Other asset-backed.....................................        895,809           879,927          352,238          351,123
                                                         ---------------   ---------------  ---------------  ---------------
DEBT SECURITIES........................................   $  2,388,189      $  2,322,557     $    789,380     $    786,262
                                                         ===============   ===============  ===============  ===============


For mortgage-backed and other asset-backed debt securities, we recognize income using a constant effective yield based on anticipated prepayments and the estimated economic lives of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and any resulting adjustment is included in net investment income. For certain asset-backed securities, changes in estimated yield are recorded on a prospective basis and specific valuation methods are applied to these securities to determine if there has been an other-than-temporary decline in value.

We owned no non-income producing debt securities at year-end 2002 or 2001.

Fair value and cost of our equity securities at year-end 2002 and 2001 follow (in thousands):

                                                                       2002                              2001
                                                         ---------------------------------  --------------------------------
                                                           FAIR VALUE           COST          FAIR VALUE          COST
                                                         ---------------   ---------------  ---------------  ---------------

Mutual fund seed investments...........................    $    14,324       $    13,780      $    --          $    --
Other equity securities................................         18,797            18,088           --               --
                                                         ---------------   ---------------  ---------------  ---------------
EQUITY SECURITIES......................................    $    33,121       $    31,868      $    --          $    --
                                                         ===============   ===============  ===============  ===============


Gross and net unrealized gains and losses from debt and equity securities at year-end 2002 and 2001 follow (in thousands):


                                                                          2002                            2001
                                                             -------------------------------  ------------------------------
                                                                 GAINS            LOSSES          GAINS           LOSSES
                                                             --------------   --------------  --------------  --------------

U.S. government and agency..................................   $      966       $     --        $      458      $     --
State and political subdivision.............................        1,588             --               513           (498)
Foreign government..........................................          459             (59)              27             (4)
Corporate...................................................       29,834          (6,869)           2,642         (1,785)
Mortgage-backed.............................................       23,976            (145)           1,871         (1,221)
Other asset-backed..........................................       17,052          (1,170)           2,445         (1,330)
                                                             --------------   --------------  --------------  --------------
DEBT SECURITIES GAINS AND LOSSES............................   $   73,875       $  (8,243)      $    7,956      $  (4,838)
                                                             ==============   ==============  ==============  ==============
EQUITY SECURITIES GAINS AND LOSSES..........................   $    1,782       $    (529)      $      --       $     --
                                                             ==============   ==============  ==============  ==============
NET GAINS...................................................   $   66,885                       $    3,118
                                                             ==============                   ==============


POLICY LOANS AND OTHER INVESTED ASSETS

Policy loans are carried at their unpaid principal balances and are collateralized by the cash values of the related policies. For purposes of fair value disclosures (Note 9), for variable rate policy loans, we consider the unpaid loan balance as fair value, as interest rates on these loans are reset annually based on market rates.

Other investments primarily include a partnership interest which we do not control, seed money in separate accounts, and derivative instruments. The partnership interest is an investment in a hedge fund of funds in which we do not have control or a majority ownership interest. The interest is recorded using the equity method of accounting.

Our derivative instruments primarily include interest rate swap agreements. We report these contracts at fair values, which are based on current settlement values. These values are determined by brokerage quotes that utilize pricing models or formulas based on current assumptions for the respective agreements.

NET INVESTMENT INCOME

Sources of net investment income for the years 2002, 2001 and 2000 follow (in thousands):

                                                                                   2002            2001            2000
                                                                              --------------  --------------  --------------

Debt securities............................................................    $   88,764      $   28,436      $    7,254
Equity securities..........................................................           269            --              --
Other invested assets......................................................           237            --              --
Policy loans...............................................................            38              15              12
Cash and cash equivalents..................................................         4,891           2,845           2,049
                                                                              --------------  --------------  --------------
Total investment income....................................................        94,199          31,296           9,315
Less: investment expenses..................................................         1,727             320             118
                                                                              --------------  --------------  --------------
NET INVESTMENT INCOME......................................................    $   92,472      $   30,976      $    9,197
                                                                              ==============  ==============  ==============


NET REALIZED INVESTMENT GAINS (LOSSES)

We recognize realized investment gains and losses on asset dispositions, when declines in fair value of debt and equity securities whose value, in our judgment, is considered to be other-than-temporarily impaired are written down to fair value as a charge to realized losses included in net income. The cost basis of these written down investments is adjusted to fair value at the date the determination of impairment is made. The new cost basis is not changed for subsequent recoveries in value. Applicable income taxes are reported separately as components of net income.

Sources and types of net realized investment gains (losses) for the years 2002, 2001 and 2000 follow (in thousands):


                                                                                   2002            2001            2000
                                                                              --------------  --------------  --------------

IMPAIRMENT LOSSES ON DEBT SECURITIES.....................................      $  (13,207)     $      --        $     --
                                                                              --------------  --------------  --------------
Debt securities gains....................................................           2,754             425              73
Debt securities losses...................................................          (6,640)           (213)             (6)
Equity securities losses.................................................              (1)            --              --
Other invested assets....................................................             927          (1,408)             49
                                                                              --------------  --------------  --------------
NET TRANSACTION GAINS (LOSSES)...........................................          (2,960)         (1,196)            116
                                                                              --------------  --------------  --------------
NET REALIZED INVESTMENT GAINS (LOSSES)...................................      $  (16,167)     $   (1,196)     $      116
                                                                              ==============  ==============  ==============


UNREALIZED INVESTMENT GAINS (LOSSES)

We recognize unrealized investment gains and losses on investments in debt and equity securities that we classify as available-for-sale. These gains and losses are reported as a component of other comprehensive income net of applicable deferred income taxes.

Sources of net unrealized investment gains (losses) for the years 2002, 2001 and 2000 follow (in thousands):

                                                                                   2002            2001            2000
                                                                              --------------  --------------  ---------------

Debt securities..........................................................      $     62,514    $      2,297    $      2,652
Equity securities........................................................             1,253             --              --
Other investments .......................................................             2,203           2,258             --
                                                                              --------------  --------------  ---------------
NET UNREALIZED INVESTMENT GAINS..........................................      $     65,970    $      4,555    $      2,652
                                                                              ==============  ==============  ===============

Net unrealized investment gains..........................................      $     65,970    $      4,555    $      2,652
                                                                              --------------  --------------  ---------------
Applicable deferred policy acquisition costs.............................            37,474           1,443           1,139
Applicable deferred income taxes (benefit)...............................             9,974           1,090             529
                                                                              --------------  --------------  ---------------
Offsets to net unrealized investment gains...............................            47,448           2,533           1,668
                                                                              --------------  --------------  ---------------
NET UNREALIZED INVESTMENT GAINS (LOSSES)
  INCLUDED IN OTHER COMPREHENSIVE INCOME.................................      $     18,522    $      2,022    $        984
                                                                              ==============  ==============  ===============

CASH FLOWS

Investment purchases, sales, repayments and maturities for the years 2002, 2001 and 2000 follow:

                                                                                   2002            2001             2000
                                                                              --------------  --------------  ---------------

Debt security purchases..................................................      $ (1,720,008)   $   (765,529)   $   (118,383)
Equity security purchases................................................            (9,374)            --              --
Other invested asset purchases...........................................            (9,929)           (779)           (517)
Policy loan advances, net................................................              (439)           (186)           (188)
                                                                              --------------  --------------  ---------------
INVESTMENT PURCHASES.....................................................      $ (1,739,750)   $   (766,494)   $   (119,088)
                                                                              ==============  ==============  ===============

Debt securities sales....................................................      $     94,486    $     34,165    $      1,513
Debt securities maturities and repayments................................           296,625         106,670          27,998
Equity security sales....................................................            23,084             --              --
                                                                              --------------  --------------  ---------------
INVESTMENT SALES, REPAYMENTS AND MATURITIES..............................      $    414,195    $    140,835    $     29,511
                                                                              ==============  ==============  ===============


The maturities of debt securities and mortgage loans, by contractual sinking fund payment and maturity, at year-end 2002 are summarized in the following table (in thousands). Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, we may have the right to put or sell the obligations back to the issuers and mortgage loans may be refinanced.

  Due in one year or less...................................................................................   $    452,931
  Due after one year through five years.....................................................................      1,206,211
  Due after five years through ten years....................................................................        407,434
  Due after ten years.......................................................................................        255,981
                                                                                                              ---------------
  TOTAL.....................................................................................................   $  2,322,557
                                                                                                              ===============


4.  SEPARATE ACCOUNTS

Separate account products are those for which a separate investment and liability account is maintained on behalf of the policyholder. Investment objectives for these separate accounts vary by fund account type, as outlined in the applicable fund prospectus or separate account plan of operations. Our separate account products include variable annuities and variable life insurance contracts.

Separate account assets and liabilities are primarily carried at market value. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and the related liability increases are excluded from benefits and expenses. Fees assessed to the contractholders for management services are included in revenues when services are rendered.

5.  INCOME TAXES

We recognize income tax expense or benefit based upon amounts reported in the financial statements and the provisions of currently enacted tax laws. We allocate income taxes to income, other comprehensive income and additional paid-in capital, as applicable.

We recognize current income tax assets and liabilities for estimated income taxes refundable or payable based on the current year's income tax returns. We recognize deferred income tax assets and liabilities for the estimated future income tax effects of temporary differences and carryforwards. Temporary differences are the differences between the financial statement carrying amounts of assets and liabilities and their tax bases, as well as the timing of income or expense recognized for financial reporting and tax purposes of items not related to assets or liabilities. If necessary, we establish valuation allowances to reduce the carrying amount of deferred income tax assets to amounts that are more likely than not to be realized. We periodically review the adequacy of these valuation allowances and record any reduction in allowances through earnings.

In accordance with an income tax sharing agreement with The Phoenix Companies, we compute the provision for federal income taxes as if we were filing a separate federal income tax return, except that benefits arising from income tax credits and net operating losses are allocated to those subsidiaries producing such attributes to the extent they are utilized in The Phoenix Companies' consolidated federal income tax return.

The allocation of income taxes to elements of comprehensive income (loss) and between current and deferred for the years 2002, 2001 and 2000 follows (in thousands):

                                                                                   2002            2001            2000
                                                                              --------------  --------------  --------------

NET INCOME (LOSS)...........................................................       (8,635)            539          (1,263)
Other comprehensive income..................................................       11,129             909             529
                                                                              --------------  --------------  --------------
COMPREHENSIVE INCOME (LOSS).................................................    $   2,494       $   1,448       $    (734)
                                                                              ==============  ==============  ==============

Current.....................................................................    $  (9,073)      $ (22,194)      $  (4,308)
Deferred....................................................................          438          22,733           3,045
                                                                              --------------  --------------  --------------
INCOME TAXES (BENEFIT) APPLICABLE TO NET INCOME.............................       (8,635)            539          (1,263)
Deferred income taxes applicable to other comprehensive income..............       11,129             909             529
                                                                              --------------  --------------  --------------
INCOME TAXES (BENEFIT) APPLICABLE TO COMPREHENSIVE INCOME...................    $   2,494       $   1,448       $    (734)
                                                                              ==============  ==============  ==============

INCOME TAXES PAID (RECOVERED)...............................................    $   3,149       $  (5,357)      $  (2,660)
                                                                              ==============  ==============  ==============


For the years 2002, 2001 and 2000, the effective federal income tax rates applicable to income from continuing operations differ
from the 35.0% statutory tax rate. Items giving rise to the differences and the effects are as follow (in thousands):

                                                                                   2002            2001            2000
                                                                              --------------  --------------  --------------

Income taxes (benefit) at statutory rate.....................................   $  (7,662)      $   1,326       $    (437)
Tax advantaged investment income.............................................        (972)           (812)           (853)
Other, net...................................................................          (1)             25              27
                                                                              --------------  --------------  --------------
APPLICABLE INCOME TAXES (BENEFIT)............................................   $  (8,635)      $     539       $  (1,263)
                                                                              ==============  ==============  ==============
Effective income tax (benefit) rates.........................................       39.4%           14.2%          101.2%
                                                                              ==============  ==============  ==============

Deferred income tax assets (liabilities) attributable to temporary differences at year-end 2002 and 2001 follow (in thousands):


                                                                                                  2002            2001
                                                                                              --------------  --------------


Deferred income tax assets:
Future policyholder benefits.................................................................  $   24,858       $   19,350
Unearned premiums / deferred revenues........................................................       2,454              806
Investments..................................................................................         --               243
Net operating loss carryover benefits........................................................      32,568              --
Other........................................................................................         810              378
                                                                                              --------------  --------------
GROSS DEFERRED INCOME TAX ASSETS.............................................................      60,690           20,777
                                                                                              --------------  --------------
Deferred tax liabilities:

Deferred policy acquisition costs............................................................      84,040           47,149
Investments..................................................................................      15,643            1,054
                                                                                              --------------  --------------
GROSS DEFERRED INCOME TAX LIABILITIES........................................................      99,683           48,203
                                                                                              --------------  --------------
DEFERRED INCOME TAX LIABILITY................................................................  $   38,993       $   27,426
                                                                                              ==============  ==============

Commencing with the tax year ended December 31, 2001, we are included in the life/non-life consolidated federal income tax return filed by The Phoenix Companies. We had filed separate company returns for the tax years ended December 31, 1996 through December 31, 2000 as required under Internal Revenue Code Section 1504(c). Within the consolidated tax return, The Phoenix Companies is required by Internal Revenue Service regulations to segregate the entities into two groups: life insurance companies and non-life insurance companies. There are limitations as to the amount of any operating losses from one group that can be offset against taxable income of the other group. These limitations affect the amount of any operating loss carryforwards that we have now or in the future.

At year-end 2002, we had net operating losses of $93 million for federal income tax purposes of which $24.6 million expires in 2015, $15.6 million expires in 2016 and $52.8 million expires in 2017. We believe that the tax benefits of these losses will be fully realized before their expiration. As a result, no valuation allowance has been recorded against the deferred income tax asset resulting from the net operating losses.

We have determined, based on our earnings and projected future taxable income, that it is more likely than not that deferred income tax assets at year-end 2002 and 2001 will be realized.

6.  RELATED PARTY TRANSACTIONS

Phoenix Life provides services and facilities to us and is reimbursed through a cost allocation process. The expenses allocated to us were $64.0 million, $47.0 million and $34.3 million for the years ended December 31, 2002, 2001 and 2000, respectively. Amounts payable to Phoenix Life were $7.5 million and $4.9 million as of December 31, 2002 and 2001, respectively.

Phoenix Investment Partners Ltd. an indirect wholly-owned subsidiary of The Phoenix Companies, through its affiliated registered investment advisors, provides investment services to us for a fee. Investment advisory fees incurred by us were $2.0 million, $2.3 million and $2.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. Amounts payable to the affiliated investment advisors were $40 thousand and $39 thousand, as of December 31, 2002 and 2001, respectively.

Phoenix Equity Planning Corporation, a wholly-owned subsidiary of Phoenix Investment Partners, is the principal underwriter of our annuity contracts. Contracts may be purchased through registered representatives of a Phoenix affiliate, W.S. Griffith & Co., Inc., as well as other outside broker-dealers who are licensed to sell our annuity contracts. We incurred commissions for contracts underwritten by Phoenix Equity Planning of $30.3 million, $32.4 million and $20.0 million for the years ended December 31, 2002,

2001 and 2000, respectively. Amounts payable to Phoenix Equity Planning were $0.3 million and $1.2 million, as of December 31, 2002 and 2001, respectively.

Phoenix Life pays commissions to producers who sell non-registered life and annuity products offered by us. Commissions paid by Phoenix Life on our behalf were $28.1 million, $9.2 million and $8.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. Amounts payable to Phoenix Life were $2.3 million and $1.3 million as of December 31, 2002 and 2001, respectively.

WS Griffith Associates, Inc., an indirect wholly-owned subsidiary of Phoenix Life, sells and services many of our non-participating life insurance products through its insurance agents. Concessions paid to WS Griffith Associates were $1.0 million, $0.7 million and $2.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. Amounts payable to WS Griffith Associates were $124 thousand and $162 thousand, as of December 31, 2002 and 2001, respectively.

7.  EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

The Phoenix Companies has a non-contributory, defined benefit pension plan covering substantially all of its employees and those of its subsidiaries. Retirement benefits are a function of both years of service and level of compensation. The Phoenix Companies also sponsors a non-qualified supplemental defined benefit plan to provide benefits in excess of amounts allowed pursuant to the Internal Revenue Code. The Phoenix Company's funding policy is to contribute annually an amount equal to at least the minimum required contribution in accordance with minimum funding standards established by the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions are intended to provide not only for benefits attributable to service to date, but also for service expected to be earned in the future.

The Phoenix Companies sponsors pension and savings plans for its employees, and employees and agents of its subsidiaries. The qualified plans comply with requirements established by the ERISA and excess benefit plans provide for that portion of pension obligations which is in excess of amounts permitted by ERISA. The Phoenix Companies also provides certain health care and life insurance benefits for active and retired employees. We incur applicable employee benefit expenses through the process of cost allocation by The Phoenix Companies.

In addition to its pension plans, The Phoenix Companies currently provides certain health care and life insurance benefits to retired employees, spouses and other eligible dependents through various plans which it sponsors. A substantial portion of Phoenix affiliate employees may become eligible for these benefits upon retirement. The health care plans have varying co-payments and deductibles, depending on the plan. These plans are unfunded.

Applicable information regarding the actuarial present value of vested and non-vested accumulated plan benefits, and the net assets of the plans available for benefits is omitted, as the information is not separately calculated for our participation in the plans. The Phoenix Companies, the plan sponsor, established an accrued liability and the related expense attributable to us has been allocated. The amount of the allocated expense is not significant to the financial statements.

8.  OTHER COMPREHENSIVE INCOME

We record unrealized gains and losses on available-for-sale securities and effective portions of the gains or losses on derivative instruments designated as cash flow hedges in accumulated other comprehensive income. Unrealized gains and losses on available-for-sale securities are recorded in other comprehensive income until the related securities are sold, reclassified or deemed to be impaired. The effective portions of the gains or losses on derivative instruments designated as cash flow hedges are reclassified into earnings in the same period in which the hedged transaction affects earnings. If it is probable that a hedged forecasted transaction will no longer occur, the effective portions of the gains or losses on derivative instruments designated as cash flow hedges are reclassified into earnings immediately.

Components of accumulated other comprehensive income at year-end 2002 and 2001 follows:

                                                                                   2002                      2001
                                                                        -------------------------- -------------------------
                                                                            GROSS          NET        GROSS          NET
                                                                        ----------------------------------------------------

Unrealized gains on investments......................................     $  71,345    $  20,814    $   5,375    $   2,292
Unrealized gains on derivative instruments...........................         2,790        1,814         (514)        (334)
                                                                        ------------- ------------ ------------ ------------
Accumulated other comprehensive income...............................        74,135    $  22,628        4,861    $   1,958
                                                                        ------------- ------------ ------------ ------------
Applicable deferred policy acquisition costs.........................        39,323                     1,849
Applicable deferred income taxes.....................................        12,184                     1,054
                                                                        -------------              ------------
Offsets to other comprehensive income................................        51,507                     2,903
                                                                        -------------              ------------
ACCUMULATED OTHER COMPREHENSIVE INCOME...............................     $  22,628                 $   1,958
                                                                        =============              ============


9.  FAIR VALUE OF FINANCIAL INSTRUMENTS AND DERIVATIVE INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of financial instruments at year-end 2002 and 2001 follow (in thousands):


                                                                       2002                              2001
                                                         ---------------------------------  --------------------------------
                                                            CARRYING            FAIR           CARRYING           FAIR
                                                             VALUE              VALUE           VALUE             VALUE
                                                         ---------------   ---------------  ---------------  ---------------

Cash and cash equivalents...............................   $   473,246       $   473,246      $   171,444      $   171,444
Debt securities.........................................     2,388,189         2,388,189          789,380          789,380
Equity securities.......................................        33,121            33,121             --               --
Policy loans............................................         1,335             1,335              896              896
                                                         ---------------   ---------------  ---------------  ---------------
FINANCIAL ASSETS........................................   $ 2,895,891       $ 2,895,891      $   961,720      $   961,720
                                                         ===============   ===============  ===============  ===============
Investment contracts....................................   $ 2,557,428       $ 2,627,078      $   865,970      $   866,465
Derivative financial instruments........................          --                --                514              514
                                                         ---------------   ---------------  ---------------  ---------------
FINANCIAL LIABILITIES...................................   $ 2,557,428       $ 2,627,078      $   866,484      $   866,979
                                                         ===============   ===============  ===============  ===============


DERIVATIVE INSTRUMENTS

We maintain an overall interest rate risk-management strategy that primarily incorporates the use of interest rate swaps as hedges of our exposure to changes in interest rates. Our exposure to changes in interest rates primarily results from our commitments to fund interest-sensitive insurance liabilities, as well as from our significant holdings of fixed rate financial instruments.

All derivative instruments are recognized on the balance sheet at fair value. Generally, each derivative is designated according to the associated exposure as either a fair value or cash flow hedge at its inception as we do not enter into derivative contracts for trading or speculative purposes.

Cash flow hedges are generally accounted for under the shortcut method with changes in the fair value of related interest rate swaps recorded on the balance sheet with an offsetting amount recorded in accumulated other comprehensive income. The effective portion of changes in fair values of derivatives hedging the variability of cash flows related to forecasted transactions are reported in accumulated other comprehensive income and reclassified into earnings in the periods during which earnings are affected by the variability of the cash flows of the hedged item.

We recognized an after-tax gain of $2.1 million for the year ended December 31, 2002 and an after tax loss of $0.3 million for the year ended December 31, 2001 (reported as other comprehensive income in Statements of Income, Comprehensive Income and Changes in Stockholder's Equity), which represented the change in fair value of interest rate forward swaps which have been designated as cash flow hedges of the forecasted purchase of assets. For changes in the fair value of derivatives that are designated as cash flow hedges of a forecasted transaction, we recognize the change in fair value of the derivative in other comprehensive income. Amounts related to cash flow hedges that are accumulated in other comprehensive income are reclassified into earnings in the same period or periods during which the hedged forecasted transaction (the acquired asset) affects earnings. At year-end 2002, we expect to reclassify into earnings over the next twelve months $0.3 million of the deferred after tax gains on these derivative instruments. For the year 2001, we reclassified an after-tax gain of $0.3 to net realized investment gains related to these same derivatives.

We held the following positions in derivative instruments at year-end 2002 and 2001 at fair value (in thousands):

                                                                                   2002                      2001
                                                                        -------------------------  -------------------------

                                               NOTIONAL
                                                AMOUNT       MATURITY      ASSET      LIABILITY       ASSET     LIABILITY
                                             ------------  ------------ ----------- -------------- ----------- ------------

Interest rate swaps.........................      50,000      2012       $    --      $    --      $    --      $      514
                                             ------------               ----------- -------------- ----------- ------------
TOTAL DERIVATIVE INSTRUMENT POSITIONS.......  $   50,000                 $    --      $    --      $    --      $      514
                                             ============               =========== ============== =========== ============

We are exposed to credit risk in the event of nonperformance by counterparties to these derivative instruments. We do not expect that counterparties will fail to meet their financial obligation as we only enter into derivative contracts with a number of highly rated financial institutions. We did not have any credit exposure related to these instruments at year-end 2002 and 2001, respectively.

10. STATUTORY FINANCIAL INFORMATION AND REGULATORY MATTERS

We are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities. There were no material practices not prescribed by the State of Connecticut Insurance Department as of December 31, 2002, 2001 and 2000. Statutory surplus differs from equity reported in accordance with GAAP for life insurance companies primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, postretirement benefit costs are based on different assumptions and reflect a different method of adoption, life insurance reserves are based on different assumptions and income taxes are recorded in accordance with the Statement of Statutory Accounting Principles No. 10, "Income Taxes", which limits taxes based on admissibility tests.

The following reconciles our statutory net income as reported to regulatory authorities to GAAP net income as reported in these financial statements for the years ended December 31, 2002, 2001 and 2000 (in thousands):

                                                                                 2002            2001             2000
                                                                           ---------------  ---------------  ---------------

Statutory net income................................................        $   (146,135)    $    (45,648)    $    (40,129)
DAC, net............................................................             110,587           81,588           23,845
Future policy benefits..............................................               1,488          (20,013)          19,615
Deferred income taxes...............................................                (438)         (22,136)          (3,641)
Net investment income...............................................              15,531            7,085             --
Realized gains......................................................               6,177            2,149             --
Other, net..........................................................                (466)             225              325
                                                                           ---------------  ---------------  ---------------
NET INCOME (LOSS), AS REPORTED......................................        $    (13,256)    $      3,250     $         15
                                                                           ===============  ===============  ===============

The following reconciles our statutory surplus and asset valuation reserve ("AVR") as reported to regulatory authorities to GAAP equity as reported in these financial statements for the years ended December 31, 2002, 2001 and 2000 (in thousands):

                                                                                 2002            2001             2000
                                                                           ---------------  ---------------  ---------------

Statutory surplus and AVR...........................................        $    215,806     $    102,016     $     41,847
DAC, net............................................................             295,000          166,836           85,247
Future policy benefits..............................................             (42,616)         (42,885)         (29,336)
Investment valuation allowances.....................................              20,715            1,597              459
Deferred income taxes...............................................             (38,993)         (28,756)          (4,379)
Deposit funds.......................................................              23,167            5,073            --
Other, net..........................................................              (2,170)             245              350
                                                                           ---------------  ---------------  ---------------
STOCKHOLDER'S EQUITY, AS REPORTED...................................        $    470,909     $    204,126     $     94,188
                                                                           ===============  ===============  ===============


The Connecticut Insurance Holding Act limits the maximum amount of annual dividends or other distributions available to stockholders of Connecticut domiciled insurance companies without prior approval of the Insurance Commissioner. Under current law, the maximum dividend distribution that may be made by us during 2003 without prior approval is subject to restrictions relating to statutory surplus.

In 1998, the National Association of Insurance Commissioners (NAIC) adopted the Codification of Statutory Accounting Principles guidance, which replaces the current Accounting and Practices and Procedures manual as the NAIC's primary guidance on statutory accounting as of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas (e.g., deferred income taxes are recorded).

The State of Connecticut Insurance Department adopted the Codification guidance, effective January 1, 2001. The effect of adoption increased our statutory surplus by $587.8 thousand, primarily as a result of recording deferred income taxes.

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Not applicable.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

             Section 33-779 of the Connecticut General Statutes states that: "a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by sections 33-770 to 33-778, inclusive."

             Article III, Section 14 of the By-laws of the Company provides that: "Each Director, officer or employee of the Company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the Company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director, officer or employee of the Company, or of any other company in which he was serving as a Director or officer at the request of the Company, except in relation to matters as to which such Director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, by-law, agreement, vote of shareholders or otherwise."

             Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

          Not applicable.


ITEM 16.  EXHIBITS

          1. Underwriting Agreement - Incorporated by reference to Registrant's Filing on Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001.

          2.   Not applicable.

          3.   (i)   Articles of Incorporation - Incorporated by reference to
                     Registrant's Filing on Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001.

               (ii) By-laws - Incorporated by reference to Registrant's Filing on Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001.

          4. Form of Variable Annuity contract with MVA Rider - Incorporated by reference to Registrant's Form S-1, File No. 333-20277 filed via Edgar on January 23, 1997.

          5.   Opinion regarding legality - Refer to exhibit 23.2.

          8.   Opinion regarding tax matters - Refer to exhibit 23.3.

          9.   Not applicable.

          10.  Not applicable.

          11.  Not applicable.

          12.  Not applicable.

          13.  Not applicable.

          15.  Not applicable.

          16.  Not applicable.

          17.  Not applicable.

          18.  Not applicable.

          19.  Not applicable.

          20.  Not applicable.

          21.  Not applicable.

          22.  Not Applicable

          23.1 Consent of PricewaterhouseCoopers LLP, filed herewith.

          23.2 Opinion and Consent of Matthew A. Swendiman, Esq., filed herewith.

          23.3 Opinion and Consent of Brian A. Giantonio, Esq., filed herewith.

          24. Powers of attorney, filed via Edgar on registration statement Form S-1 on April 30, 2002.

          25.  Not applicable.

          26.  Not applicable.


ITEM 17.  UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)  Not applicable.


ITEM 18.  FINANCIAL STATEMENTS AND SCHEDULES

          Financial Statements and Schedules conforming to the requirement of Regulation S-X are filed herewith.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 1st day of May, 2003.


                                                  PHL VARIABLE INSURANCE COMPANY




                                                    By  /s/ Richard J. Wirth
                                                       ------------------------
                                                        Richard J. Wirth
                                                        President



      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the persons in the capacities indicated with PHL Variable Insurance Company on this 1st day of May, 2003.




      SIGNATURE                            TITLE
      ---------                            -----


                                           Director, Executive Vice President
---------------------------------------
Michael J. Gilotti

                                           Director, Senior Vice President
---------------------------------------
Robert E. Primmer


/s/ Richard J. Wirth                       Director, President
---------------------------------------
Richard J. Wirth

                                           Director, Executive Vice President
---------------------------------------    and Chief Financial Officer
*Coleman D. Ross

By:/s/ Richard J. Wirth
   --------------------
* Richard J. Wirth, as Attorney-in-Fact


                                      S-1